Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Appoints Mark Maring Interim CFO

Fairport, N.Y., August 21, 2008 - GateHouse Media, Inc. (NYSE: GHS) announced today the appointment of Mark Maring as interim CFO. Mr. Maring currently serves as Vice President Investor Relations and Strategic Development and will continue to oversee these responsibilities. Mr. Maring replaces Mark Thompson, who has resigned for personal reasons.

Michael E. Reed, GateHouse Media’s Chief Executive Officer, said “Mark Maring’s experience in the finance and accounting functions as well as his business development background make him the logical choice for interim CFO. Mark is currently part of GateHouse Media’s executive management team and is well versed in all aspects of our business. I fully expect Mark to make a seamless transition to interim CFO.”

Mr. Maring joined GateHouse Media in March 2008. He has over 20 years of business experience covering finance, accounting, business development, risk management, project management and investor relations. Prior to joining GateHouse, Mr. Maring held a variety of financial and accounting positions at Mendon Capital Advisors, Constellation Brands, Arthur Andersen and The Chase Manhattan Bank. Mr. Maring is a certified public accountant.

Commenting on Mr. Thompson’s resignation, Reed said “Mr. Thompson’s resignation was prompted by personal reasons as he has decided to take a new job that will allow him to be closer to his family and move back to his home town. We truly appreciate Mark’s dedication and commitment to the Company for the past couple of years. He played a key role in the implementation of controls and procedures necessary for a public company and was a big part of the Company’s growth. We wish Mark and his family success in their future endeavors.”

Mr. Thompson has agreed to stay on with the Company until September 28, 2008 and work with Mr. Maring in order to facilitate a smooth and seamless transition of his responsibilities.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 97 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded on the New York Stock Exchange under the symbol “GHS”.

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Forward-Looking Statements

Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors. GateHouse Media is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.